Exhibit 99.1
Consent of Morgan Stanley & Co. LLC
We hereby consent to the use in the Registration Statement of Enterprise Products Partners L.P. on Form S-4 and in the Proxy Statement/Prospectus of Duncan Energy Partners L.P., which is part of the Registration Statement, of our opinion dated April 28, 2011 appearing as Annex B to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary — Opinion of Duncan ACG Committee’s Financial Advisor”, “The Merger — Background of the Merger”, “The Merger — Recommendation of the Duncan ACG Committee and the Duncan Board and Reasons for the Merger”, “The Merger — Unaudited Financial Projections of Enterprise and Duncan” and “The Merger — Opinion of the Duncan ACG Committee’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC
By:	/s/ Brian McCabe
Managing Director

Houston, Texas
July 26, 2011